FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	3/22/2017
Settle Date	4/25/2017
Security Name	DUTCHESS NY LDC(VASSAR COLL, NY) 5% 7/1/36
CUSIP	267045JV5
Price	114.132
Transaction Value	$ 1,632,087.60
Class Size	95,635,000
% of Offering	1.50%
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Fidelity Capital Markets
Underwriting Members: (3)	Morgan Stanley